10 Million Members Now Getting Their Money Right with SoFi

SoFi members have earned $1B in interest on savings, paid down $33B in credit card debt, borrowed $117B to fund their ambitions through September 30, 2024

SAN FRANCISCO – December 17, 2024 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, announced today that it now serves more than 10 million members across its suite of products and services. In 2024 to-date, total members increased by nearly 2.5 million. The company’s member base has grown more than 9x in less than five years.
SoFi’s 10 million members have made meaningful strides on their path to financial independence. Through September 30, 2024 they have collectively earned 12.5 billion rewards points, paid down $33 billion in credit card debt, borrowed $117 billion to fund their ambitions – including $44 billion in refinanced student loans and $9 billion in funded home loans – and earned more than $1 billion in interest on savings.
“Hitting the 10 million member mark is more than just a number,” said Anthony Noto, CEO of SoFi. “This milestone represents the tangible ways we’ve helped our members get their money right on their path to financial independence – whether that’s paying down debt, buying their first home, or making investments for the future. As for SoFi, this is only the beginning – we’re looking forward to building on our track record of product innovation to serve even more people in the years ahead. The best is yet to come.”
SoFi's product innovation continues to offer members a comprehensive suite of products and services, while also paving the way for future growth. In 2024, members have taken advantage of new products that help them get their money right, like the SoFi robo-advisor platform, expanded access to alternative assets, early access to in-demand IPOs, unique investment opportunities (including interval funds, private credit, private real estate and private venture), expanded money movement options for members who bank with SoFi Money, and new SoFi Credit Card offerings to meet their spending and borrowing needs1.
Today’s milestone underscores SoFi’s role in shaping the future of financial services through member-centric innovation. With 10 million members and counting, SoFi remains committed to delivering the resources, rewards, and community its members need to succeed.
About SoFi
SoFi (NASDAQ: SOFI) is a member-centric, one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. The company’s full suite of financial products and services helps its 10 million SoFi members borrow, save, spend, invest, and protect their money better by giving them fast access to the tools they need to get their money right, all in one app. SoFi also equips members with the resources they need to get ahead – like credentialed financial planners, exclusive experiences and events, and a thriving community – on their path to financial independence.
SoFi innovates across three business segments: Lending, Financial Services – which includes SoFi Checking and Savings, SoFi Invest, SoFi Credit Card, SoFi Protect, and SoFi Insights – and Technology Platform, which offers the only end-to-end vertically integrated financial technology stack. SoFi Bank, N.A., an affiliate of SoFi, is a nationally chartered bank, regulated by the OCC and FDIC and SoFi is a bank holding company regulated by the Federal Reserve. The company is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
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Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This includes forward-looking statements, including statements regarding expectations with respect to future growth, product innovation and SoFi's ability to continue to grow its members and services. Forward-looking statements represent SoFi’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements, and there can be no assurance that future developments affecting SoFi will be those that it has anticipated. Among those risks and uncertainties are market conditions and competition, including market interest rates, SoFi's ability to satisfy evolving member and technology platform client preferences or to keep pace with market trends, and risks relating to SoFi’s business, including those described in periodic reports that SoFi files from time to time with the Securities and Exchange Commission (the “SEC”). For additional information on these and other factors that could affect SoFi’s actual results, see the risk factors set forth in SoFi’s filings with the SEC, including the most recent Quarterly Report on Form 10-Q filed with the SEC on November 7, 2024. The forward-looking statements included here speak only as of the date of this release, and SoFi does not undertake to update the statements included in this release for subsequent developments, except as may be required by law.
DISCLOSURES
10 million members: as of December 12, 2024. All other product statistics are since inception and calculated as of September 30, 2024.
Interest earned is from SoFi Checking and Savings and SoFi Money® accounts from June 19, 2018 through September 30, 2024.
$117 billion borrowed toward ambitions reflects the sum of all student loans, personal loans, and mortgage loans processed by SoFi.
SoFi Checking and Savings and SoFi Credit Cards are products offered by SoFi Bank, N.A. Member FDIC. Loans are originated by SoFi Bank, N.A., NMLS #696891 (www.nmlsconsumeraccess.org). Equal Housing Lender. SoFi Money® is a cash management account, which is a brokerage product, Brokerage products are offered through SoFi Securities LLC, member FINRA/SIPC. Advisory services are offered through SoFi Wealth LLC, an SEC-registered investment adviser.
Information as of December 2024 and is subject to change. MB24-2164679
INVESTMENTS ARE NOT FDIC INSURED • ARE NOT BANK GUARANTEED • MAY LOSE VALUE
1 Investing in alternative investments and/or strategies may not be suitable for all investors and involves unique risks, including the risk of loss. These risks include those associated with commodities, real estate, leverage, selling securities short, the use of derivatives, potential adverse market forces, regulatory changes, and potential illiquidity. An investor should consider their individual circumstances and any investment information, such as a prospectus, prior to investing. This information should not be construed as a recommendation to buy, sell, or hold any security, nor is a recommendation or endorsement of any investment strategy.

©2024 SoFi Technologies, Inc. All rights reserved.

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